United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2009

Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (501) 328-4770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 11, 2009, Home BancShares, Inc. (the "Company") issued a press release announcing that it has commenced an underwritten public offering of approximately $90 million of its common stock. The underwriters for the offering will be granted an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The offering will be made pursuant to a prospectus supplement filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

In connection with the public offering, the Company also disclosed the following recent developments for the two-month period ended August 31, 2009. These highlights are not necessarily indicative of anticipated or actual results for the third quarter of 2009 or future periods. In the near term, we expect that non-performing assets may continue to rise and we may record provisions for loan losses higher than our historical averages.

  Our taxable equivalent net interest rate margin improved 17 basis points, from 4.08% for the quarter ended June 30, 2009, to 4.25% for the two-month period ended August 31, 2009.
  Our core efficiency ratio improved from 56.2% for the quarter ended June 30, 2009, to 53.1% for the two-month period ended August 31, 2009.
  Our ratio of non-performing assets to total assets changed from 2.05% as of June 30, 2009, to 2.25% as of August 31, 2009.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release dated September 11, 2009

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. (Registrant)
September 11, 2009 (Date)	/s/ RANDY MAYOR Randy Mayor Chief Financial Officer